UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

JACK IN THE BOX INC.
(Name of Registrant as Specified In Its Charter)

BIGLARI CAPITAL CORP.

THE LION FUND, L.P.

THE LION FUND II, L.P.

BIGLARI HOLDINGS INC.

FIRST GUARD INSURANCE COMPANY

SOUTHERN PIONEER PROPERTY AND CASUALTY INSURANCE COMPANY

BIGLARI REINSURANCE LTD.

BIGLARI INSURANCE GROUP INC.

WESTERN SIZZLIN CORPORATION

STEAK N SHAKE INC.

SARDAR BIGLARI

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Biglari Capital Corp., together with the other participants named herein (collectively, “Biglari”), has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission to be used to solicit proxies to vote AGAINST the election of Chairman David Goebel at the 2026 annual meeting of stockholders (the “Annual Meeting”) of Jack in the Box Inc. (the “Company”), a Delaware corporation.

On February 10, 2026, Biglari issued the following press release, which included a link to an open letter to shareholders issued on the evening of February 9, 2026, which is attached hereto as Exhibit 1 and incorporated herein by reference:

Biglari Capital Urges All Jack in the Box Shareholders to Vote AGAINST Chairman David Goebel at Upcoming Annual Meeting

SAN ANTONIO, TX — February 10, 2026 — Biglari Capital Corp. today announced that it has sent a letter to shareholders of Jack in the Box Inc. (NASDAQ: JACK).  The full text of Biglari Capital’s February 9, 2026 letter is available www.saratogaproxy.com/JACK

Your vote is important, no matter how many or how few shares of common stock you own. Biglari Capital urges you to sign, date, and return the GOLD proxy card today.

Shareholders who have questions or require assistance in voting their GOLD Proxy Card, or those who require copies of Biglari Capital's proxy materials, should contact: Saratoga Proxy Consulting LLC at (888) 368-0379 or info@saratogaproxy.com.

About Biglari Capital Corp.
Biglari Capital Corp. is an investment firm headquartered in San Antonio, Texas.

Media Contact
Saratoga Proxy Consulting LLC
Tel: (212) 257-1311
jferguson@saratogaproxy.com

Additional Information

Biglari has filed a definitive proxy statement and accompanying GOLD proxy card with the SEC to be used to solicit proxies to vote AGAINST Chairman David Goebel in connection with the Annual Meeting. Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to Biglari. These materials and other materials filed by Biglari with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Biglari with the SEC are also available, without charge, by directing a request to Biglari’s proxy solicitor, Saratoga Proxy Consulting, at its toll-free number (888) 368-0379 or via email at info@saratogaproxy.com.